UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2020

Adesto Technologies Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37582	16-1755067
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3600 Peterson Way
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 400-0578 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IOTS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On February 20, 2020, Adesto Technologies Corporation, a Delaware corporation (the “Company”), Dialog Semiconductor plc, a company incorporated in England and Wales (“Parent”), and Azara Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”). The Board of Directors of the Company (the “Board”) has unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, and unanimously recommended the adoption of the Merger Agreement by the holders of the Company’s common stock (the “Shares”).

Pursuant to the terms of, and subject to the conditions specified in, the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will become a wholly owned direct or indirect subsidiary of Parent (the “Merger”). If the Merger is consummated, each Share outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) any wholly owned subsidiary of the Company, (ii) the Company (or held in the Company’s treasury), (iii) Parent, Merger Sub or any other wholly owned subsidiary of Parent or (iv) stockholders of the Company who have validly exercised their appraisal rights under Delaware law) will be converted into the right to receive $12.55 in cash, without interest and subject to any required tax withholding (the “Merger Consideration”).

At the Effective Time, the holders of each stock option to purchase Shares (each, a “Company Option”) that is outstanding and vested (the “Vested Company Options”) will receive cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Vested Company Option (the “Spread”), subject to any applicable tax withholding. At the Effective Time, each outstanding unvested Company Option (the “Unvested Company Options”) and each outstanding unvested restricted stock unit of the Company (each, a “Company RSU”), other than Company Options and Company RSUs held by non-employee members of the Board (“Director Awards”), will be either (i) cancelled and replaced with a restricted stock unit for ordinary shares of Parent (a “Parent RSU”) using a conversion ratio designed to preserve the intrinsic value of such Unvested Company Option or Company RSU or (ii) in Parent’s discretion, cancelled in exchange for a right to payment in cash equal to the Spread for each Share underlying such Unvested Company Option or, in the case of Company RSUs, for payment in cash equal to the Merger Consideration multiplied by the number of Shares underlying such Company RSU, as applicable, in each case subject to continued time-based vesting under the schedule applicable to such Unvested Company Option or Company RSU prior to the Effective Time (but, in the case of Company RSUs that are subject to a performance vesting element, no longer subject to such performance-based vesting). At the Effective Time, Director Awards will be cancelled in exchange for cash equal to (i) with respect to Director Awards that are Company Options, the Spread for each Share underlying such Company Option and (ii) with respect to Director Awards that are Company RSUs, cash equal to the Merger Consideration multiplied by the number of Shares underlying such Company RSU.

The consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding Shares; (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS Approval”); (iv) the absence of any order or other legal restraint or injunction preventing the consummation of the Merger and the absence of any law making the consummation of the Merger illegal, in any case, by any court or governmental entity having jurisdiction over the parties to the Merger Agreement; (v) the absence of certain legal proceedings brought by certain governmental entities relating to the Merger; (vi) the accuracy of the Company’s representations and warranties, subject to specified materiality qualifications; (vii) the performance of the Company’s obligations and covenants under the Merger Agreement in all material respects and (vii) the absence of a Material Adverse Effect (as defined in the Merger Agreement). The transaction is not subject to a financing condition. The dates for the closing the Merger and for the Company’s special meeting of stockholders to vote on the adoption of the Merger Agreement have not yet been determined.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants, including (i) to conduct the business and operations of the Company and its subsidiaries, in all material respects, in the ordinary course and in accordance with past practices prior to the consummation of the Merger and (ii) to not engage in certain specified transactions or activities prior to the consummation of the Merger without Parent’s prior written consent. In addition, the Company has agreed (i) not to solicit, initiate, knowingly encourage, or knowingly facilitate any alternative acquisition proposals or acquisition inquiries or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) not to furnish or otherwise provide access to any information regarding the Company or its subsidiaries to any person or entity in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) not to engage in discussions or negotiations with any person or entity with respect to any acquisition proposal or acquisition inquiry; (iv) not to approve, endorse or recommend any acquisition proposal; and (v) not to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an acquisition transaction, subject to customary exceptions in the exercise of the Board’s fiduciary duties. In addition, the Company has agreed to file a proxy statement and cause a special stockholders meeting to be held regarding the adoption of the Merger Agreement; and subject to certain customary exceptions, that the Board will unanimously recommend that the stockholders of the Company approve the adoption of the Merger Agreement and to not withdraw or modify that recommendation.

The Merger Agreement contains customary termination rights for the parties, including the right to terminate the Merger Agreement if the Merger has not been consummated at or prior to 11:59 p.m. (California time) on August 20, 2020 (or, if so extended by either party in accordance with the terms of the Merger Agreement, November 20, 2020) (the “End Date”). The Merger Agreement provides that the Company will be required to pay Parent a termination fee of $15.76 million if the Merger Agreement is terminated under certain circumstances, including by the Company to accept a Superior Offer (as defined in the Merger Agreement) and enter into a definitive agreement providing for consummation of the transaction contemplated by such Superior Offer. The Merger Agreement also provides that Parent will be required to pay to the Company a termination fee of $15.76 million if the Merger is not consummated due to a failure to obtain CFIUS Approval prior to the End Date.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Voting and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, David Aaron, Seyed Attaran, Dermot Barry, Christopher Jodoin, Narbeh Derhacobian, Andrew Lovit, Ron Shelton, Thomas Spade, Gideon Intrater, Raphael Mehrbians, Nelson Chan, Herve Fages, Francis Lee, Kevin Palatnik, and Susan Uthayakumar (the “Supporting Stockholders”) entered into voting and support agreements with Parent (the “Support Agreements”) with respect to all Shares beneficially owned by such Supporting Stockholders, and any additional Shares and any other equity securities of the Company of which such Supporting Stockholders acquire record and/or beneficial ownership after the date of the Support Agreements (the “Support Agreement Shares”). As of the date of the Support Agreements, the Supporting Stockholders beneficially owned approximately 945,966 Shares (excluding Shares issuable pursuant to the exercise or vesting of equity awards), which represent approximately 3.1% of the Company’s total issued and outstanding Shares.

Pursuant to the Support Agreements, the Supporting Stockholders have agreed to vote all of the Support Agreement Shares (i) in favor of the Merger, the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement and any action in furtherance of any of the foregoing; (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and (iii) against certain other specified actions, including any actions that are intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger. Under each Support Agreement, the applicable Supporting Stockholder has granted to Parent an irrevocable proxy to vote the Support Agreement Shares as provided above.

Each Support Agreement will terminate upon the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date on which the Merger becomes effective and (iii) the date upon which Parent and the applicable Supporting Stockholder agrees to terminate such Support Agreement in writing.

The foregoing description of the Support Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support Agreement (a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K), which is incorporated herein by reference.

Item 8.01

Press Release

On February 20, 2020, the Company issued a press release announcing its entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Employee Letter

On February 20, 2020, Narbeh Derhacobian, President, Chief Executive Officer and Director of the Board of Directors of the Company sent an email to employees of the Company, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Employee FAQ

On February 20, 2020, the Company sent an email to its employees, a copy of which is attached as Exhibit 99.3 to this Current Report on Form 8-K.

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: any statements regarding the expected timing of the completion of the transaction and the benefits of the transaction; the ability of Parent and the Company to complete the proposed transaction considering the various conditions to the transaction, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are inherently uncertain, and are based on information available to the Company as of the date hereof and current expectations, forecasts, estimates, and assumptions. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward-looking statements, including without limitation: the failure to satisfy or waive any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the proposed transaction; the risk that the proposed transaction does not close when anticipated or at all; the effects of disruption from the transactions contemplated by the Merger Agreement on the Company’s or Parent’s business and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the occurrence of a Material Adverse Effect (as defined in the Merger Agreement); and other risks that are described in the reports of the Company filed with the Securities and Exchange Commission (the “SEC”), including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019, and the Company’s Quarterly Reports on Form 10-Q, and that are otherwise described or updated from time to time in other filings with the SEC. All forward-looking statements attributable to the Company, or persons acting on the Company’s behalf, are expressly qualified in their entirety by this cautionary statement. Further, the Company disclaims any obligation to update the information in this communication or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of the Company will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at www.adestotech.com.

Additionally, the Company will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The Company and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed acquisition. Stockholders of the Company may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s most recent Annual Report on Form 10-K, and the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 30, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Company’s Investor Relations Website at www.adestotech.com. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of February 20, 2020, by and among Adesto Technologies Corporation, Dialog Semiconductor plc and Azara Acquisition Corp.
10.1	Form of Voting and Support Agreement.
99.1	Press Release, dated February 20, 2020.
99.2	Employee Letter, dated February 20, 2020.
99.3	Employee FAQ, dated February 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date:	February 20, 2020	By:	/s/ Ron Shelton
Name: Ron Shelton
Title: Chief Financial Officer